EXHIBIT 11
                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2001
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                                                                            THREE MONTHS            SIX MONTHS
                                                                               ENDED                   ENDED
                                                                            JUNE 30, 2001          JUNE 30, 2001
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
NUMERATOR:
        Net income                                                           $     5,167              $    10,238
        Less preferred stock dividends                                                11                       11
                                                                             ------------------------------------

        Net income for basic and diluted earnings
          per common share - net income available
          to common stockholders                                             $     5,156              $    10,227
                                                                             ====================================

DENOMINATOR:
        Denominator for basic earnings per common
           share - weighted average shares                                    16,663,118               16,606,623

        Effects of dilutive securities:
          Director and employee stock options                                    361,952                  374,636
          Restricted stock not vested                                              3,366                    3,408
                                                                             ------------------------------------
        Total effects of dilutive securities                                     365,318                  378,044
                                                                             ------------------------------------

        Denominator for diluted earnings per common
           share - adjusted weighted average shares                           17,028,436               16,984,667
                                                                             ====================================

        Basic earnings per common share                                      $      0.31              $      0.62
                                                                             ====================================
        Diluted earnings per common share                                    $      0.30              $      0.60
                                                                             ====================================

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